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                                  EXHIBIT 23



The Retirement Plans Committee
Thomas & Betts Corporation

We consent to incorporation by reference in the Registration Statement No. 333-80435 of Thomas & Betts Corporation on Form S-8 of our report dated June 25, 1999, relating to the statements of net assets available for benefits of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 1998, and 1997 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, Annual Report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.





KPMG LLP




Memphis, Tennessee
June 25, 1999